Exhibit 99.1

Contact:

Randy Jonkers

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

Pervasive Software Reports Results for its Fourth Quarter and Fiscal Year 2009

Company Reports 34th Consecutive Profitable Quarter, Announces Definitive Agreement to Acquire

Assets of ChanneLinx, Inc.

AUSTIN, TEXAS – July 21, 2009 – Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in embeddable data management and data integration software and revolutionary next-generation analytics, today announced financial results for the fourth quarter and fiscal year ending June 30, 2009. The company also announced a definitive agreement to acquire assets of Greenville, South Carolina-based ChanneLinx, Inc., a privately held business-to-business Web-based data interchange (WebDI) technology company. The transaction is expected to be completed during the quarter ending September 30, 2009 for total consideration of approximately $2.6 million in cash.

“We are pleased to report results for fourth quarter and fiscal year ending June 30, 2009, representing our 34th consecutive quarter and eighth consecutive year of profitability. We are also pleased to report revenue growth for the full fiscal year of 11%,” said John Farr, president and CEO of Pervasive Software.

“Our database products continued to generate approximately two-thirds of our revenue during the fourth quarter and fiscal year 2009. Version 10 of our Pervasive PSQL™ database continues to be well-received by our installed base of customers. We grew our database revenue by approximately 13% in fiscal year 2009, due in part to a relatively large transaction with a database customer in the third quarter of the fiscal year representing approximately $3.0 million in revenue,” Farr continued.

“Our integration products continued to generate the remaining one-third of our revenue. These products and services continue to be embraced by our existing and new customers, including end users and commercial software developers alike, resulting in revenue growth of approximately 8% in fiscal year 2009 for this business.

“Our solid results allow us to capitalize on acquisition opportunities such as ChanneLinx’ assets and to continue to fund our commitment to innovation,” added Farr. “With ChanneLinx’ innovative WebDI technology and loyal customer base, we will add a compelling solution to our Pervasive DataSolutions™ product family. The ChanneLinx assets to be acquired generated approximately $2.0 million (unaudited) in revenue over the twelve months ended June 30, 2009 and will include 16 dedicated software professionals.

“Our Pervasive DataSolutions team continues to rapidly innovate, including recently migrating our 130+ subscription customers to our next-generation Pervasive DataCloud®, leveraging Amazon’s elastic cloud technology. And, in June, our Innovation Labs and Pervasive DataRush™ teams collaborated with The University of Texas at Austin to present joint data mining work using Pervasive DataRush at KDD 2009. The presentation, titled “Pervasive Parallelism in Data Mining: Dataflow Solution to Co-Clustering Large and Sparse Netflix Data” demonstrated our unique Pervasive DataRush technology applying parallel processing in the expanding world of data mining and analytics, fully leveraging a new generation of multicore processors in commodity hardware. We are very pleased with the positive feedback we have received related to our innovation investments.”

For the fiscal year ended June 30, 2009:

•	Revenue was $47.2 million, an increase of 11% compared to $42.5 million for last fiscal year.

•	Net income was $5.3 million, or $0.29 diluted earnings per share, compared to net income of $3.0 million, or $0.15 diluted earnings per share, for last fiscal year.

•

On a non-GAAP basis, as described below, Pervasive realized net income of $6.3 million, or $0.34 diluted earnings per share, compared to net income of $4.9 million, or $0.24 diluted earnings per share, in last fiscal year. Non-GAAP results exclude amortization of purchased intangibles and stock-based compensation expense, and assume a non-GAAP effective tax rate of 34%.

For the fourth quarter ended June 30, 2009:

•	Revenue was $11.1 million, a decrease of 1% compared to $11.2 million for the fourth quarter of last fiscal year.

•	Net income was $1.0 million, or $0.06 diluted earnings per share, compared to net income of $0.8 million, or $0.04 diluted earnings per share, for the fourth quarter of last fiscal year.

•

On a non-GAAP basis, as described below, Pervasive realized net income of $1.2 million, or $0.07 diluted earnings per share, compared to net income of $1.3 million, or $0.07 diluted earnings per share, in the fourth quarter of last fiscal year. Non-GAAP results exclude amortization of purchased intangibles and stock-based compensation expense, and assume a non-GAAP effective tax rate of 34%.

Pervasive continued to generate positive cash flow from operations with $0.6 million in the fourth quarter of fiscal 2009, ending the quarter with approximately $43.4 million in cash and marketable securities. Pervasive acquired approximately 216,000 shares of Pervasive common stock on the open market at a total cost of approximately $1.1 million, or approximately $5.04 weighted average price per share, during the quarter ended June 30, 2009. The company has approximately $8.9 million authorized repurchase funds remaining under its $10 million stock repurchase program announced in March 2009. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice. Issued and outstanding shares of common stock as of June 30, 2009 totaled approximately 18.1 million.

“This brings to a close our fiscal year 2009 and we look forward to fiscal 2010,” continued Farr. “Our focus for 2010 will be on:

•

the continued marketing of our embedded database product, Pervasive PSQL Summit v10.10, and development of our next version release, Pervasive PSQL 11, scheduled for release in the second half of calendar 2010;

•	growing the sales of our integration product line both through direct sales and through highly leverageable indirect channels;

•

and the continued development and deployment of innovative new products by our Pervasive DataSolutions team to take advantage of market trends in Integration-as-a-Service and by our Pervasive DataRush team to serve new application development for the next generation of data-intensive processing and analytics.

We also look forward to closing our transaction to acquire assets of ChanneLinx. We are making strategic investments for the future, while also maintaining our intense focus on profitability.”

Business Outlook

Pervasive expects revenue for the first fiscal quarter ending September 30, 2009 to be in the range of $10.5 million to $11.5 million and GAAP-basis diluted earnings per share of $0.03 to $0.06, compared to $11.9 million revenue and $0.07 diluted earnings per share for the September quarter of the previous fiscal year. The expectation for revenue for the quarter ending September 30, 2009 reflects the potential for a sequential decrease from the quarter ended June 30, 2009 and a year over year decrease from the quarter ended September 30, 2008. The September quarter is typically a challenging quarter due to the seasonality generally associated with the summer months; however, Pervasive did have relatively strong results in the quarter ended September 30, 2008 due to the inclusion of one relatively large database customer transaction representing approximately $0.7 million in revenue in that quarter.

GAAP-basis profitability is expected to include amortization of stock-based compensation expense representing approximately $0.4 million, pre-tax, in the first quarter of fiscal year 2010. The company expects non-GAAP adjustments to result in non-GAAP diluted and fully taxed earnings per share of approximately $0.04 to $0.07 in the September quarter, compared to $0.09 non-GAAP diluted and fully taxed earnings per share for the September quarter of the previous fiscal year.

Pervasive guidance for the quarter ending September 30, 2009 does not reflect any results of the ChanneLinx business, pending closing of that transaction.

Regularly Scheduled Earnings Release Conference Call – July 21, 2009

Pervasive will provide the full financial results for its fourth quarter and fiscal year ending June 30, 2009 in its regularly scheduled earnings release conference call on July 21, 2009 at 5:00 P.M. Eastern time. The dial-in numbers for the call are 877-808-2426 (toll-free) or 973-200-3975 (international). The conference name is “Pervasive Software Inc.” The conference call may also be accessed live over the Web at http://investor.pervasive.com/events.cfm. Check the Web site before the call for login information. Replay will be available 8:00 P.M. Eastern Tuesday, July 21, to midnight, Tuesday, July 28, by dialing 800-642-1687 (toll-free) or 706-645-9291 (international), and selecting Conference ID 18378087. Additionally, the Webcast will be archived on Pervasive’s Web site at http://investor.pervasive.com/events.cfm.

About Pervasive Software

Pervasive Software (NASDAQ:PVSW) helps companies get the most out of their data investments through embeddable data management, agile data integration software and revolutionary next-generation analytics. The embeddable Pervasive PSQL database engine allows organizations to successfully embrace new technologies while maintaining application compatibility and robust database reliability in a near-zero database administration environment. Pervasive’s multi-purpose data integration platform accelerates the sharing of information between multiple data stores, applications, and hosted business systems across a broad range of diverse integration scenarios, including prepackaged out-of-the-box integration solutions. Pervasive DataRush is an embeddable high-performance software platform for data-intensive processing applications such as claims processing, risk analysis, fraud detection, data mining, predictive analytics, sales optimization and marketing analytics. For more than two decades, Pervasive products have delivered value to tens of thousands of customers in more than 150 countries with a compelling combination of performance, flexibility, reliability and low total cost of ownership. Through Pervasive Innovation Labs, the company also invests in exploring and creating cutting edge solutions for the toughest data analysis and data delivery challenges. Robin Bloor, founder of Bloor Research and partner at Hurwitz and Associates, recently cited Pervasive as one of the 10 IT Companies to Watch in 2009. For additional information, go to www.pervasive.com.

About Non-GAAP Financial Information

This press release includes non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), please see the section entitled “About Non-GAAP Financial Measures” and the accompanying tables entitled “Reconciliation of GAAP Measures to Non-GAAP” and “Reconciliation of Forward-Looking Guidance.”

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the first quarter ending September 30, 2009, the pending acquisition of assets of ChanneLinx and the company’s strategy and profitability going forward. More specifically with respect to our pending acquisition of assets of ChanneLinx, forward-looking statements may include, without limitation, statements regarding the consummation and timing of the transaction, the integration of ChanneLinx product offerings with our Pervasive DataSolutions product family and the addition and retention of ChanneLinx customers following the acquisition. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the U.S. and abroad. With respect to our pending acquisition of assets of ChanneLinx, these risks and uncertainties include, without limitation, the satisfaction of closing conditions, including the ability of ChanneLinx to obtain all necessary corporate approvals, the successful integration of ChanneLinx’ employees and technologies with those of the company and our ability to retain existing ChanneLinx customers following the acquisition. All of these factors, except for those specifically related to our pending acquisition of assets of ChanneLinx, may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. Additional information regarding these and other factors can be found in Pervasive’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended March 31, 2009. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2009	June 30, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,029	$33,190
Marketable securities	25,381	11,759
Trade accounts receivable, net	7,852	5,581
Deferred tax assets, net	818	744
Prepaid expenses and other current assets	1,227	1,249

Total current assets	53,307	52,523

Property and equipment, net	1,474	1,474

Purchased technology, net	22	626
Goodwill	38,508	38,508
Deferred tax assets, net	1,169	1,310
Other assets	226	303

Total assets	$94,706	$94,744

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,372	$5,123
Deferred revenue	6,342	6,345

Total current liabilities	11,714	11,468

Stockholders’ equity	82,992	83,276

Total liabilities and stockholders’ equity	$94,706	$94,744

Pervasive Software Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30		Twelve months ended June 30
	2009	2008	2009	2008
Revenues:
Product licenses	$7,652	$7,688	$32,322	$29,343
Services and other	3,448	3,491	14,896	13,124

Total revenue	11,100	11,179	47,218	42,467

Costs and expenses:
Cost of product licenses	155	505	1,287	2,229
Cost of services and other	1,023	1,068	4,569	4,244
Sales and marketing	4,668	4,982	18,697	17,949
Research and development	2,700	2,453	10,567	10,205
General and administrative	1,263	1,240	5,389	5,084

Total costs and expenses	9,809	10,248	40,509	39,711

Operating income	1,291	931	6,709	2,756

Interest and other income, net	140	263	696	1,659
Income tax provision	(445)	(357)	(2,094)	(1,405)

Net income	$986	$837	$5,311	$3,010

Diluted earnings per share:	$0.06	$0.04	$0.29	$0.15

Shares used in computing diluted earnings per share	17,914	19,162	18,431	19,951

Pervasive Software Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended June 30		Twelve months ended June 30
	2009	2008	2009	2008
Cash from operations
Net income	$986	$837	$5,311	$3,010
Adjustments to reconcile net income to net cash provided by operations:
Depreciation & amortization	210	520	1,440	2,120
Write-off of purchased technology	—	—	—	147
Non-cash stock compensation expense	440	428	1,664	1,793
Non-cash changes in deferred tax assets	102	28	66	(126)
Changes in current assets and liabilities:
Trade accounts receivable	(1,146)	184	(2,358)	(20)
Prepaid expenses and other current assets	124	(302)	14	182
Accounts payable and accrued liabilities	(369)	(15)	323	453
Deferred revenue	231	390	62	305

Net cash provided by operations	578	2,070	6,522	7,864

Cash from investing activities
Purchase of property and equipment	(197)	(203)	(835)	(651)
Sales and purchases of marketable securities, net	1,603	(2,040)	(13,538)	3,077
(Increase) decrease in other assets	10	10	76	(33)

Net cash provided by (used in) investing activities	1,416	(2,233)	(14,297)	2,393

Cash from financing activities
Proceeds from exercise of stock options	191	126	216	425
Acquisition of Treasury Stock	(1,170)	(746)	(7,613)	(9,153)

Net cash used in financing activities	(979)	(620)	(7,397)	(8,728)

Effect of exchange rate on cash and cash equivalents	76	(48)	11	98

Increase (decrease) in cash and cash equivalents	1,091	(831)	(15,161)	1,627
Cash and cash equivalents at beginning of period	16,938	34,021	33,190	31,563

Cash and cash equivalents at end of period	$18,029	$33,190	$18,029	$33,190

About Non-GAAP Financial Measures

The Company provides non-GAAP measures for net income and net income per share data as supplemental information regarding the Company’s core business operational performance. The Company believes that these non-GAAP financial measures are useful to investors because they exclude certain non-operating or non-recurring charges. The Company’s management excludes these non-operating or non-recurring charges when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, performance measurement and the calculation of bonuses and discretionary compensation. In addition, these non-GAAP measures more closely reflect the essential revenue generation activities of the Company and the direct operating expenses (resulting in or from cash expenditures) needed to perform these revenue generating activities. Accordingly, management excludes the amortization of purchased intangible assets related to the Data Junction acquisition and stock-based compensation related to employee stock options.

The Company believes that providing the non-GAAP measures that management uses is useful to investors for two primary reasons. First, it provides a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, particularly given the adoption of SFAS 123R at the beginning of fiscal year 2006 and the changes it has introduced for calculating stock-based compensation expenses relative to prior periods. And second, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management.

Non-GAAP measures are subject to material limitations as these measures are not in accordance with, or a substitute for, US GAAP and therefore the Company’s definition or interpretation may be different from similar non-GAAP measures used by other companies and independent financial analysts. However, the Company’s management compensates for these limitations by providing the relevant and detailed disclosure of the items excluded in the calculation of non-GAAP net income and non-GAAP diluted earnings per share, which should be supplementally considered when evaluating the Company’s results. In addition, items such as amortization of purchased intangibles, stock compensation charges and significant and non-recurring items that are excluded from non-GAAP net income and non-GAAP diluted earnings per share can have a significant impact on earnings. Management compensates for these limitations by evaluating the non-GAAP measure together with the most directly comparable GAAP measure. The Company has historically provided non-GAAP measures to the investment community as a supplement to its GAAP results, to enable investors to evaluate the Company’s core operating performance the way management does. The non-GAAP adjustments, and the basis for excluding them, are outlined below:

Amortization of Purchased Intangibles

The Company has recorded amortization of acquired intellectual property intangibles, included in its GAAP financial statements, related to the acquisition of Data Junction. Management excludes these items for purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share. The Company believes that eliminating this expense in determining its non-GAAP measures is useful to investors because doing so provides a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and it allows a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Finally, the Company believes that non-GAAP measures of profitability that exclude amortization of acquired intellectual property intangibles are widely used by analysts and investors in the software industry.

Stock-based Compensation Expense

The Company has incurred stock-based compensation expense as determined under SFAS 123R for the quarters ending on or after September 30, 2005, and under APB 25 for earlier comparable periods in its GAAP financial results. Since stock-based compensation is a non-cash charge, the Company excludes this item for the purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share. In addition, the exclusion of stock-based compensation from the non-GAAP measures is done to allow a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, allow investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and allow a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. The very nature of the stock-based compensation expense also makes it very difficult to estimate prospectively, since the expense will vary with changes in the stock price and market conditions at the time of new grants, varying valuation methodologies, subjective assumptions and different award types, making the comparison of current results with forward-looking guidance potentially difficult for investors to interpret. The tax effects of stock-based compensation expenses may also vary significantly from period to period, without any change in underlying operational performance, thereby obscuring the underlying profitability of core revenue generating operations relative to prior periods (including prior periods following the adoption of SFAS 123R). Finally, the Company believes that non-GAAP measures of profitability that exclude stock-based compensation are widely used by analysts and investors in the software industry.

Income Tax Adjustment

Income taxes represent a complex element of any company’s income statement and effective tax rates can vary widely from year to year and from company to company, especially in periods in which adjustments are made to a company’s valuation reserve for deferred tax assets. The Company’s tax adjustment causes a statutory tax rate of 34% to be reflected in the presentation of its non-GAAP net income and non-GAAP diluted earnings per share. Utilization of a statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, allow investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and allow a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Finally, the Company believes that non-GAAP measures of profitability that are based on more standardized statutory tax rates are widely used by analysts and investors in the software industry.

Pervasive Software Inc.

Reconciliation of GAAP Measures to Non-GAAP

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2009	2008	2009	2008
	Net Income	Net Income	Net Income	Net Income
GAAP	$986	$837	$5,311	$3,010
Amortization of intangible assets – cost of product licenses	—	317	528	1,268
Stock-based compensation – cost of services and other	11	10	40	47
Stock-based compensation – sales and marketing expense	141	121	436	494
Stock-based compensation – research and development expense	47	44	168	212
Stock-based compensation – general and administrative expense	241	254	1,021	1,041
Income tax adjustment for non-GAAP	$(192)	(302)	(1,170)	(1,136)

Non-GAAP	$1,234	$1,281	$6,334	$4,936

GAAP net income per share – diluted	$0.06	$0.04	$0.29	$0.15

Non-GAAP net income per share – diluted	$0.07	$0.07	$0.34	$0.24

Shares used to compute GAAP net income per share – diluted	17,914	19,162	18,431	19,951

Shares used to compute non-GAAP net income per share – diluted	18,713	19,610	18,822	20,520

Pervasive Software Inc.

Reconciliation of Forward-Looking Guidance

(Unaudited)

	Diluted Earnings per Share Range Three months ended September 30, 2009

GAAP expectation	$0.03	$0.06

Adjustment to exclude stock-based compensation expense	$0.01	$0.01

Adjustment to tax non-GAAP results at a consistent 34% rate	*	*

Non-GAAP expectation	$0.04	$0.07

*	rounds to zero